UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 333-105220

BAY VIEW TRANSACTION CORPORATION

(originator of the Bay View 2003-LJ-1 Owner Trust Automobile Receivable Backed Notes)

(Exact name of Registrant as specified in its Charter)

1840 Gateway Drive, San Mateo, California                    94404                    650-312-7300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Class A-1 1.135% Automobile Receivable Backed Notes
Class A-2 1.710% Automobile Receivable Backed Notes
Class A-3 2.430% Automobile Receivable Backed Notes
Class A-4 3.440% Automobile Receivable Backed Notes
Class I 1.450% Interest Only Securities

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)	☐	Rule 12h-3(b)(1)(ii)	☐
Rule 12g-4(a)(1)(ii)	☐	Rule 12h-3(b)(2)(i)	☐
Rule 12g-4(a)(2)(i)	☐	Rule 12g-3(b)(2)(ii)	☐
Rule 12g-4(a)(2)(ii)	☐	Rule 15d-6	☑
Rule 12h-3(b)(1)(i)	☐

Approximate number of holders of record as of the certification or notice date:

Class A-1 1.135% Automobile Receivable Backed Notes	0
Class A-2 1.710% Automobile Receivable Backed Notes	0
Class A-3 2.430% Automobile Receivable Backed Notes	10
Class A-4 3.440% Automobile Receivable Backed Notes	34
Class I 1.450% Interest Only Securities	9

Pursuant to the requirements of the Securities Exchange Act of 1934 Bay View Transaction Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: March 31, 2005	BY: /s/ John Okubo
John Okubo
Executive Vice President and Chief Financial Officer